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                                                                   EXHIBIT 10.14

March 23, 2000


Mr. Steven J. Kaplan
5910 Stoneshire Court
Dallas, TX 75252

Re:  Change of Status and Separation Agreement
     ------------------------------------------

Dear Steven:

This letter, upon your signature, will constitute the entire agreement ("Agreement") between you and Grubb & Ellis Company (the "Company" or "G&E"), and all of its respective subsidiaries, divisions, affiliates, and related entities (collectively, the "Company") regarding the transition of your employment status, duties and responsibilities and the termination of your services as Executive Vice President and Chief Operating Officer of the Company.

1. You have decided that it would be in the best interests of you and your family for you to remain in Dallas, Texas. You have decided not to move to the Chicago, Illinois metropolitan area. The Company has acceded to your wishes and desires.

2. The Company and you mutually desire to repudiate the letter agreement dated May 21, 1999 between you and the Company regarding your employment with, and termination of employment from, the Company, and said letter agreement is hereby terminated and of no further force or effect, and is superseded in its entirety by this Agreement.

3. You agree to resign your position as Executive Vice President and Chief Operating Officer of the Company, effectively immediately ("Transition Date"). You shall remain an employee of the Company until the earlier to occur of (i) the date you commence employment with a new employer or (ii) December 31, 2000 (your "Termination Date"). Between the Transition Date and your Termination Date, you will work out of your home in Dallas, Texas essentially assisting the Company in transitioning your duties and responsibilities to other persons at G&E. You also agree to make yourself available from time to time as and when required by the Chief Executive Officer of the Company to work on certain strategic and other Company issues.

4. Because you and G&E have an at-will employment relationship, you acknowledge that your employment can be terminated at any time, with or without notice and without a reason. In consideration of your acceptance of this Agreement and provided you have fulfilled your other obligations set forth in this Agreement, then on and after the Transition Date, until your Termination Date, you will receive compensation as follows: Base salary at the rate of $300,000 per annum, payable bi-monthly, less withholding taxes and customary payroll deductions. You understand and agree that you will not be eligible to receive and will not receive any year 2000 bonus or incentive compensation. In addition, you will be paid your accrued but unused vacation time pay, less withholding taxes and customary payroll deductions, through and on your Termination Date.

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5.   On August 19, 1999 the Board of Directors granted you options under the
     Grubb & Ellis Company 1998 Stock Option Plan, as amended (the "1998 Plan") to acquire 200,000 shares of common stock of the Company at $4.75 per share, vesting ratably over four years (the "Options"). You hereby repudiate, abrogate and cancel your right to exercise Options for 70,000 shares of common stock of the Company, reducing your Options from 200,000 shares to 130,000 shares. In the event of a change of control of the Company as defined in the 1998 Plan ("Change of Control") while you are an employee of the Company, your unvested Options, up to 130,000 shares, will become vested pursuant to the terms of the 1998 Plan. In the event (i) a Change of Control occurs prior to December 31, 2000 (or if a contract for same is executed by all parties prior to December 31, 2000 and the Change of Control occurs after December 31, 2000), and (ii) your Options for 130,000 shares of Company common stock have expired because you are no longer an employee of the Company and did not exercise any vested Options, then the Company will pay you a lump sum in cash, less withholding taxes and customary payroll deductions, in an amount equal to the product of (A) 130,000 shares of Company common stock (or a lesser number of shares, if you have previously exercised any vested Options) previously issuable upon exercise of such Options times (B) the excess, if any, of the Change of Control consideration per share paid to all other holders of Options over your Option exercise price of $4.75 per share of Company common stock previously issuable upon exercise of such Options.

6. On the Transition Date, you will no longer be an Executive Officer of the Company and will thereafter no longer be covered or eligible to receive any compensation or benefits pursuant to the Executive Change of Control Plan, adopted by the Company Board of Directors on May 10, 1999, as amended (the "CIC Plan") and you hereby abrogate and repudiate any and all claims you have under the CIC Plan and the acknowledgement agreement executed by you in respect of the CIC Plan.

7. (a) After the Transition Date, you will continue to be eligible for the executive perquisites, employee benefits and levels of reimbursement of travel expenses for Company business which accompany the position of Chief Operating Officer (other than pursuant to the CIC Plan for which you no longer will be eligible).

     (b) After your Termination Date, you will no longer be covered by or eligible for any benefits under any Company employee benefit plans in which you currently participate. After your Termination Date, you will receive by separate cover information regarding your rights to health insurance continuation (COBRA) and any 401(k) PLUS plan benefits. To the extent that you have such rights, nothing in this Agreement will impair those rights.

8. In addition, provided that you deliver to the Company a general release of all claims in form and substance attached hereto as of your Termination Date, the Company will provide you, by the date that such release is effective, if prior to December 31, 2000, with a lump sum payment in cash in an amount equal to the remainder of your base salary due you in respect of calendar year 2000, less withholding taxes and customary payroll deductions.

9. (a) In exchange for the compensation to be provided to you herein, to which you are not otherwise entitled except pursuant to this Agreement, you agree to and hereby do waive and release, and promise never to assert, any claims of any kind or nature whatsoever, in law or equity, known or unknown, direct and indirect, that you have or might in the future have against G&E, and its respective predecessors, subsidiaries, affiliates,

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          associates, owners, divisions, representatives, related entities, officers, directors, shareholders, agents, partners, insurers, employee benefit plans (and their trustees, administrators and other fiduciaries), attorneys, employees, heirs, successors, and assigns (collectively, the "Released Parties"), arising from or related to your employment, the transition of your employment, and the termination of your employment with the Company.

          The claims that you are waiving, releasing and promising not to assert include, but are not limited to, claims arising under federal, state and local statutory and common law, such as the Age Discrimination in Employment Act, as amended, the Americans with Disabilities Act of 1990, the Family Medical Leave Act of 1993, Title VII of the Civil Rights Act of 1964, as amended, the Equal Pay Act of 1963, as amended, the Civil Rights Act of 1866, as amended, the common law of contract and tort, and any other laws and regulations relating to employment, or employment discrimination and/or the payment of wages or benefits.

     (b) In consideration of the foregoing and the execution of the Agreement by you, the Company and the Released Parties hereby waive and release and promise never to assert any claims of any kind or nature whatsoever, in law or equity, known or unknown, direct or indirect that the Company (and/or any of the Released Parties) might have or might at any time in the future have against you (and including, without limitation, your partners, associates, agents, representatives, related entities and/or affiliates, contractors and/or your attorneys).

10. (a) You understand and agree that the claims that you are waiving, releasing and promising never to assert include claims that you now know or have reason to know exist, as well as those that you do not presently have any reason to know, believe or suspect that you have, including unknown, unforeseen, unanticipated and unsuspected injuries, damages, loss and liability and the consequences thereof. By signing this Agreement you agree that you are expressly waiving any provision of any state, federal or local statute, and common-law doctrine, providing, in substance, that a release shall not extend to claims, demands, injuries or damages, loss or liability, which are unknown or unsuspected to exist, by the person making the release, when s/he is making the release.

     (b) The Company (and the Released Parties) agree and understand that the claims that they are waiving, releasing and promising never to assert include claims that they now know or have reason to know exist, as well as those that they do not presently have any reason to know, believe or suspect that they may have, including unknown, unforeseen, unanticipated and unsuspected injuries, damages, loss and liability and the consequences thereof. By signing the Agreement the Company (on behalf of itself and the Released Parties) agrees that the Company (and the Released Parties) are expressly waiving any provision of any state, federal or local statute, and common law doctrine, providing in substance, that a release shall not extend to claims, demands, injuries or damages, loss or liability, which are unknown or unsuspected to exist by the party making the release, when it/they are making the release.

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11.  You agree that you will not voluntarily, and without compulsion of legal process, assist or encourage others to assert claims or to commence or maintain litigation against the Released Parties. You also agree not to take any action or make any statement which disparages or is intended to disparage the Released Parties or their reputations.

12. You will continue to have access to the Company intranet, voicemail and e-mail platforms through your Termination Date. You agree to return to the Company, by your Termination Date, any and all information and materials, whether in paper, magnetic, electronic or other form, that you have about the Company's practices, procedures, trade secrets, finances, client lists, or marketing of the Company's services. You may keep your computer. The Company will pay for the cost of ground transporting your personal files to your home in Dallas, Texas. You will promptly execute any and all notices of resignation from any Company position as requested by the General Counsel. You will take no further action to bind or obligate the Company. You will turn in your corporate American Express card on or before March 31, 2000.

13. You agree that you will not, unless required by law or otherwise permitted by express written permission from or request by the Company, disclose to anyone any information regarding the following:

     a. Any non-public information regarding the Company, including its practices, procedures, trade secrets, finances, client lists, or marketing of the Company's services.

     b. The terms of this Agreement, except that you may disclose this information to members of your immediate family and to your attorney, accountant or other professional advisor(s) to whom you must make the disclosure in order for them to render professional services to you. You will instruct them, however, to maintain the confidentiality of this information just as you must, and any breach of this obligation of confidentiality by such family member or professional advisor(s) shall be deemed to be a breach by you. If required to disclose the terms of this Agreement by law, you shall provide the Company with sufficient notice prior to any such disclosure, including the basis for the legal requirement to disclose, to allow the Company to seek a protective order preventing the disclosure.

14. Except as required by law or administrative agency or stock exchange rules, the Company will keep the terms of this Agreement confidential.

15. In the event that you breach any of your obligations under this Agreement or as otherwise imposed by the law, the Company will be entitled to recover the benefits paid under the Agreement and to obtain all other relief provided by law and equity. This Agreement will be governed by the law of the State of Illinois without regard to principles of conflicts of laws thereof.

16. To accept the Agreement, please date and sign this Agreement and return it, either by personal delivery or by mail, to GRUBB & ELLIS COMPANY, c/o Robert J. Walner, General Counsel, 2215 Sanders Road, Suite 400, Northbrook, IL 60062. An extra original for your records is enclosed.

     a. You understand that you have the right to consult with an attorney before signing this Agreement.

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     b.   You have up to 21 days from the date you receive this Agreement to accept the terms of this Agreement, although you may accept it at any time within those 21 days.

     c. Once you accept this Agreement, you will have seven (7) days after signing to revoke your acceptance. To revoke, you must send, either by personal delivery or by mail, to the General Counsel as indicated above, a written statement of revocation. If you do not revoke, the eighth day after the date of your acceptance will be the "Effective Date" of this Agreement.

17. Nothing in this Agreement shall constitute an admission of liability or wrongdoing by the Company or by you. This Agreement shall not be binding on the Company unless and until it is signed, in unaltered form, and returned to the Company as provided above.

18. For all public relations purposes (both internally and in the marketplace) the parties will acknowledge that the reason for the transition is due to your decision that it is in the best interest of your family for you to remain in Dallas, Texas.

19. You shall not have any restriction or limitation to engage in any business opportunity.

20. In the event that any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement.

21. This Agreement represents the sole and entire agreement between you and the Company regarding the transition and then termination of your services as Executive Vice President and Chief Operating Officer and supersedes any and all previous verbal or written promises, representations, agreements, negotiations and/or discussions, if any, between you and the Company with respect to the subject matters covered herein. This Agreement cannot be terminated or changed except in writing by you and a duly authorized representative of G&E.

22. All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by telecopy, electronic or digital transmission method, with electronic confirmation; when received, if sent for next day delivery to a domestic address by recognized overnight delivery service (e.g., Federal Express); and upon receipt, if sent by certified or
      ----
     registered mail, return receipt requested. In each case notice shall be sent to:

  If to you, addressed to:

  Steven J. Kaplan
  5910 Stoneshire Court
  Dallas, TX 75252
  Fax:  (972) 248-9163

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  If to Grubb & Ellis Company, addressed to:

  Grubb & Ellis Company
  2215 Sanders Road, 4/th/ Floor
  Northbrook, IL 60062
  Attention:  General Counsel
  Fax: (847) 753-9034

or to such other place and with such other copies as either party may designate as to itself by written notice to the others.



                                     GRUBB & ELLIS COMPANY

                                          /s/ Neil Young
                                     -------------------------------------------
                                     By: Neil Young
Dated: March 23, 2000                   Chairman & Chief Executive Officer


By signing this Agreement, I acknowledge that I have had the opportunity to review it carefully with an attorney of my choice, that I understand the terms of the agreements contained therein, and that I voluntarily agree to them.


Dated: March 23, 2000                     /s/ Steven J. Kaplan
                                     -------------------------------------------
                                          Steven J. Kaplan

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                                GENERAL RELEASE


     In consideration of the Change of Status and Separation Agreement between Grubb & Ellis Company and me dated as of March 23, 2000 (the "Agreement") and the payments and benefits provided to me as described therein, the receipt of which is hereby acknowledged, I hereby fully and forever RELEASE and DISCHARGE Grubb & Ellis Company, a Delaware corporation and its related and affiliated corporations (collectively, the "Company"), their predecessors, subsidiaries, affiliates, associates, divisions, representatives, related entities, officers, directors, shareholders, agents, employees, partners, insurers, employer-sponsored employee pension, benefit and welfare benefit plans (and their trustees, administrators and other fiduciaries), attorneys, heirs, successors, and assigns (hereinafter, collectively called the "Released Parties") from all claims and causes of action arising out of or relating in any way to my employment with the Company, including but not limited to employment discrimination, the payment of wages or benefits, and/or termination of my employment. Should I maintain any action or claim against the Released Parties for workers' compensation benefits, which action or claim results in an award or payment to me, the Company will be entitled to a dollar-for-dollar offset of any award or payment against the Payment.

     1. I understand and agree that this RELEASE is a full and complete waiver of all claims, including, but not limited to, claims of wrongful discharge, breach of contract, breach of the covenant of good faith and fair dealing, violation of public policy, defamation, personal injury, emotional distress, claims arising under Title VII of the Civil Rights Act of 1964, as amended, the Equal Pay Act of 1963, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Americans with Disabilities Act, the Civil Rights Act of 1866, as amended, the Family Medical Leave Act of 1993, the Employee Retirement Income Security Act ("ERISA"), (except to the extent of currently vested benefits under any ERISA plan and the benefits provided specifically therein), wage and hour laws, and any and all other federal, state or local laws, regulations, or common law relating to employment, including but not limited to employment discrimination, the payment of wages or benefits, and/or termination of employment, that are or may be applicable to my employment with the Company. I further understand that by signing this RELEASE I agree not to assist, encourage, institute or cause to be instituted the filing of any administrative charge or lawsuit in any forum against the Released Parties relating to employment, payment of wages or benefits, or employment discrimination, excluding any claims I might have for unemployment insurance benefits, state disability compensation and/or workers' compensation benefits. I also agree that I will not, in the absence of legal compulsion, assist, encourage, or participate in any administrative or legal proceedings brought by any other individual against the Released Parties asserting claims relating to employment, including but not limited to employment discrimination, the payment of wages or benefits, and/or termination of employment.

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     2.   I also hereby agree that nothing contained in this RELEASE shall constitute or be treated as an admission of liability or wrongdoing by the Released Parties.

     3. In addition, and in further consideration of the foregoing, I hereby expressly waive and release and promise never to assert claims that I now know or have reason to know exist, as well as those that I do not presently have any reason to know, believe or suspect that I have, including unknown, unforeseen, unanticipated and unsuspected injuries, damages, loss and liability and the consequences thereof. By signing this release, I agree that I am expressly waiving any provision of any state, federal or local statute, and common-law doctrine, providing in substance, that a release shall not extend to claims, demands, injuries or damages, loss or liability which are unknown or unsuspected to exist, by the person making the release, when s/he is making the release.

     4. Notwithstanding anything to the contrary in this RELEASE, my rights, if any, to indemnification from the Company for ongoing defense costs and any other liabilities or losses pursuant to the Company's Bylaws and/or pursuant to any indemnification agreement with the Company to which I am a party, and/or arising out of or in connection with my performance or non-performance of services to or on behalf of the Released Parties, including without limitation independent contractor sales agents, and/or in connection with matters for which any of the Released Parties has maintained or maintains insurance coverage in the past, present or future, are not waived by this RELEASE.

     5. I acknowledge and agree that a) except as provided in the Agreement and this RELEASE, this RELEASE renders null and void any and all prior agreements between myself and the Company with respect to my employment; and b) if any part or any provision of this RELEASE is held void or invalid under any law, such provision is severable and shall be disregarded and all of the remaining provisions shall remain in force and be fully binding.

     6. I acknowledge and agree that, except as provided in the Agreement and this RELEASE, I am not entitled to any compensation, including accrued and unused vacation pay, from the Company which has not already been paid, other than reimbursement for any business-related expenses incurred prior to the date of termination of my employment which are reimbursable under the Company's expense policy and for which I provide proper substantiation in accordance with such policy. I understand that I will receive under separate cover information regarding my rights to health insurance continuation under the Comprehensive Omnibus Budget Reconciliation Act ("COBRA") and any 401(k) PLUS Plan benefits, and that to the extent that I have such rights and benefits, nothing in this RELEASE will impair those rights. This Release shall not affect any unpaid claims under any medical, accident or disability insurance policy or employee medical care account.

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     7.   I agree to return to the Company by my termination date, any and all information and materials, whether in paper, magnetic, electronic or other form, that I possess about the Company's practices, procedures, trade secrets, finances, client lists, or marketing of the Company's services.

     8. I hereby acknowledge that I have read and understand the foregoing RELEASE and that I sign it voluntarily and without coercion. I further acknowledge that if I am age 40 or over, I was given forty-five calendar days, and if I am under age 40, I was given seven (7) calendar days within which to consider and review this RELEASE and to consult with an attorney of my own choosing concerning the waivers contained in this RELEASE, that I have done so and that the waivers made herein are knowing, conscious and with full appreciation that I am forever foreclosed from pursuing any of the rights so waived.

     9. If I am age 40 or over, I further understand that for a period of seven (7) days after signing this RELEASE I have the right to revoke it and that this RELEASE shall not become effective or enforceable until the eighth day following those (7) days.

                         Date delivered to employee:  March 23, 2000.

                         Signed this ___ day of ______________, 2000.


                         /s/ Steven J. Kaplan
                         ---------------------------------------------
                         Employee


                         Steven J. Kaplan
                         ---------------------------------------------
                         Printed Name

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